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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13D


                                 AMENDMENT NO. 2


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                             Doubletree Corporation
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   258624-10-5
-------------------------------------------------------------------------------
                                 (CUSIP Number)

Michael M. Pastore, General Electric Investment Corporation, 3003 Summer Street, Stamford, CT 06904, (203) 326-3212.
-------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                                DECEMBER 19, 1997
-------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box |_|.

Check the following box if a fee is being paid with the statement |_|. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d--1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 Total Pages 14

                                  SCHEDULE 13D

----------------------------                         -------------------------
CUSIP NO. 258624-10-5                                    PAGE 2 OF 14 PAGES
----------------------------                         -------------------------

---------- --------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

             DTPT Investment Corporation
---------- --------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)|_|
                                                                        (b)X

---------- --------------------------------------------------------------------
    3      SEC USE ONLY


---------- --------------------------------------------------------------------
    4      SOURCE OF FUNDS*

             Not Applicable
---------- --------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                                             |_|

---------- --------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

             State of Delaware

--------------- -------- ------------------------------------------------------
  NUMBER OF        7     SOLE VOTING POWER

    SHARES                       0

 BENEFICIALLY   -------- ------------------------------------------------------
                   8     SHARED VOTING POWER
OWNED BY EACH
                                 0
  REPORTING
                -------- ------------------------------------------------------
    PERSON         9     SOLE DISPOSITIVE POWER

     WITH
                                 0
                -------- ------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                                 0
---------- --------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             0
---------- --------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*

---------- --------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0
---------- --------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*

             CO
---------- --------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNITURE ATTESTATION.

                               Page 2 of 14 Pages

                                  SCHEDULE 13D

----------------------------                         --------------------------
CUSIP NO. 258624-10-5                                        PAGE 3 OF 14 PAGES
----------------------------                         --------------------------

---------- --------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

             GE Investment Hotel Partners I, Limited Partnership
---------- --------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)|_|
                                                                         (b)X

---------- --------------------------------------------------------------------
    3      SEC USE ONLY


---------- --------------------------------------------------------------------
    4      SOURCE OF FUNDS*

             Not Applicable
---------- --------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                                             |_|

---------- --------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

             State of Delaware
--------------- -------- ------------------------------------------------------
  NUMBER OF        7     SOLE VOTING POWER

    SHARES                       0

 BENEFICIALLY   -------- ------------------------------------------------------
                   8     SHARED VOTING POWER
OWNED BY EACH
                                 0
  REPORTING
                -------- ------------------------------------------------------
    PERSON         9     SOLE DISPOSITIVE POWER

     WITH                        0
                -------- ------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                                 0
---------- --------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


             0
---------- --------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*

---------- --------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0
---------- --------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*

             PN
---------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNITURE ATTESTATION.

                               Page 3 of 14 Pages

                                  SCHEDULE 13D

-------------------------------                    ----------------------------
CUSIP NO. 258624-10-5                                       PAGE 4 OF 14 PAGES
-------------------------------                    ----------------------------

---------- --------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

             GE Investment Management Incorporated
---------- --------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)|_|
                                                                     (b)X

---------- --------------------------------------------------------------------
    3      SEC USE ONLY


---------- --------------------------------------------------------------------
    4      SOURCE OF FUNDS*

             Not Applicable
---------- --------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                                        |_|

---------- --------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

             State of Delaware
--------------- -------- ------------------------------------------------------
  NUMBER OF        7     SOLE VOTING POWER

    SHARES                       0
                -------- ------------------------------------------------------
 BENEFICIALLY      8     SHARED VOTING POWER

OWNED BY EACH                    0
                -------- ------------------------------------------------------
  REPORTING        9     SOLE DISPOSITIVE POWER

    PERSON                       0
                -------- ------------------------------------------------------
     WITH         10     SHARED DISPOSITIVE POWER

                                 0
---------- --------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             0

---------- --------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*


---------- --------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0

---------- --------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*

             CO

---------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNITURE ATTESTATION.



                               Page 4 of 14 Pages

                                  SCHEDULE 13D

-----------------------------                   -------------------------------
CUSIP NO. 258624-10-5                                       PAGE 5 OF 14 PAGES
-----------------------------                   ------------------------------

---------- ---------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

             General Electric Company
---------- ---------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)|_|
                                                                         (b)X

---------- ---------------------------------------------------------------------
    3      SEC USE ONLY


---------- ---------------------------------------------------------------------
    4      SOURCE OF FUNDS*

             Not Applicable
---------- ---------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                                            |_|

---------- ---------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION


             State of New York
--------------- -------- -------------------------------------------------------
  NUMBER OF        7     SOLE VOTING POWER

    SHARES                       0
                -------- -------------------------------------------------------
 BENEFICIALLY      8     SHARED VOTING POWER

OWNED BY EACH
                                 0
  REPORTING     -------- -------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER
    PERSON

     WITH                        0
                -------- -------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                                 0
---------- ---------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             0
---------- ---------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*

---------- ---------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0
---------- ---------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*

             CO
---------- ---------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNITURE ATTESTATION.

                               Page 5 of 14 Pages

                                  SCHEDULE 13D

------------------------------               ----------------------------------
CUSIP NO. 258624-10-5                                     PAGE 6 OF 14 PAGES
------------------------------               ----------------------------------

---------- --------------------------------------------------------------------
    1      NAME OF REPORTING PERSON

           S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON


             Trustees of General Electric Pension Trust
---------- --------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)|_|
                                                                       (b)X

---------- --------------------------------------------------------------------
    3      SEC USE ONLY


---------- --------------------------------------------------------------------
    4      SOURCE OF FUNDS*

             Not Applicable
---------- --------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                                          |_|

---------- --------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION


             State of New York
--------------- -------- ------------------------------------------------------
  NUMBER OF        7     SOLE VOTING POWER

    SHARES                       0
                -------- ------------------------------------------------------
 BENEFICIALLY      8     SHARED VOTING POWER

OWNED BY EACH
                                 0
  REPORTING     -------- ------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER
    PERSON

     WITH                        0
                -------- ------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                                 0
---------- --------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


             0
---------- --------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*


---------- --------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


             0
---------- --------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*


             EP
---------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNITURE ATTESTATION.

                               Page 6 of 14 Pages

               This Amendment No. 2 amends and supplements that certain Schedule 13D filed on November 18, 1996 and amended on September 1, 1997 (as amended, the "Schedule 13D"), by GEHOP, GE, GEIM, GEPT and PT, as defined therein, to report such entities' beneficial ownership of shares of Common Stock of Doubletree Corporation (the "Issuer"). All capitalized terms not otherwise defined herein shall have the meaning set forth in the Schedule 13D.

        Text of the Schedule 13D is hereby deleted in its entirety, and shall read as follows: "On September 1, 1997, the Issuer, Promus Hotel Corporation ("Old Promus"), and New Promus (a newly formed corporation jointly owned by the Issuer and Old Promus) entered into an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which New Promus formed two subsidiaries that merged with and into the Issuer and Old Promus such that the Issuer and Old Promus became wholly owned subsidiaries of New Promus (the "Mergers"). Pursuant to the Merger Agreement, upon the consummation of the Mergers on December 19, 1997, (i) each outstanding share of Common Stock of the Issuer has been converted into the right to receive one share of common stock of New Promus, (ii) each outstanding share of common stock of Old Promus has been converted into the right to receive
0.925 shares of common stock of New Promus, and (iii) each outstanding warrant or option to purchase shares of the Issuer Common Stock or Old Promus common stock has been converted into an option to purchase shares of common stock of New Promus on a 1:1 and 0.925:1 basis, respectively. As a result of the foregoing, the Issuer and Old Promus became wholly owned subsidiaries of New Promus.

               Upon consummation of the Mergers, the shares of Common Stock of the Issuer beneficially owned by the Reporting Persons prior to the Mergers were converted into the shares of common stock of New Promus on a 1:1 basis. As a result, the Reporting Persons no longer own any shares of Common Stock of the Issuer."



                               Page 7 of 14 Pages

                                    SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                      GE INVESTMENT HOTEL PARTNERS I,
                             LIMITED PARTNERSHIP

                      By: GE Investment Management Incorporated, Its General Partner

                      By:   /s/ Michael M. Pastore
                          -----------------------------
                          Name: Michael M. Pastore
                          Title:  Vice President

Dated: January 30, 1998




                               Page 8 of 14 Pages

                                    SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                      GENERAL ELECTRIC COMPANY

                      By:   /s/ John H. Myers
                          --------------------------------
                          Name:  John H. Myers
                          Title:  Vice President

Dated: January 30, 1998



                               Page 9 of 14 Pages

                                    SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                      GE INVESTMENT MANAGEMENT INCORPORATED

                      By:   /s/ Michael M. Pastore
                          --------------------------------
                          Name:  Michael M. Pastore
                          Title:  Vice President

Dated: January 30, 1998



                              Page 10 of 14 Pages

                                          SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                      TRUSTEES OF GENERAL ELECTRIC PENSION TRUST


                      By:   /s/ Alan M. Lewis
                          ------------------------------------
                          Name:  Alan M. Lewis
                          Title:  Trustee

Dated: January 30, 1998



                              Page 11 of 14 Pages

                                    SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                      DTPT INVESTMENT CORPORATION


                      By:  /s/ Michael M. Pastore
                         --------------------------------
                          Name:  Michael M. Pastore
                          Title:  Vice President


Dated: January 30, 1998



                              Page 12 of 14 Pages

                                                                      Schedule I

                             JOINT FILING AGREEMENT

               The undersigned parties hereby agree that the Schedule 13D filed herewith (and any amendments thereto) relating to the Stock of Doubletree Corporation is being filed jointly with the Securities and Exchange Commission pursuant to Section 13-d-1(f) on behalf of each such person.

Dated: January 30, 1998

                          GE INVESTMENT HOTEL PARTNERS,
                          LIMITED PARTNERSHIP

                          By:    GE Investment Management Incorporated, Its
                                  General Partner


                          By:  /s/ Michael M. Pastore
                             --------------------------------------
                            Name: Michael M. Pastore
                            Title: Vice President


                          GENERAL ELECTRIC COMPANY


                          By:  /s/ John H. Myers
                             --------------------------------------
                             Name: John H. Myers
                             Title: Vice President


                          GE INVESTMENT MANAGEMENT
                          INCORPORATED


                          By:  /s/ Michael M. Pastore
                             --------------------------------------
                            Name: Michael M. Pastore
                            Title: Vice President



                              Page 13 of 14 Pages

                          TRUSTEES OF GENERAL ELECTRIC PENSION TRUST


                          By:  /s/ Alan M. Lewis
                             ------------------------------------
                               Name: Alan M. Lewis
                               Title: Trustee

                          DTPT INVESTMENT CORPORATION


                          By:  /s/ Michael M. Pastore
                             ------------------------------------
                            Name: Michael M. Pastore
                            Title: Vice President



                              Page 14 of 14 Pages